Exhibit 4.7

AMENDMENT AND FORBEARANCE AGREEMENT

THIS AMENDMENT AND FORBEARANCE AGREEMENT (this “Agreement”), dated as of December 29, 2004, is entered into among Wells Fargo Bank, National Association (“Wells Fargo”), Union Bank of California, N.A. and Comerica Bank-California (collectively, the “Lenders”), Modtech Holdings, Inc. (the “Borrower”) and Wells Fargo as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

A. The Borrower, the Lenders and the Administrative Agent have previously entered into that certain Credit Agreement dated as of December 26, 2001 (as amended, modified or supplemented as of the date hereof, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrower. Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

B. The following Events of Default occurred as of September 30, 2004, and are continuing under the Credit Agreement: (a) the Borrower was not in compliance with Section 6.14 (Current Ratio); (b) the Borrower was in violation of Section 6.15 (Tangible Net Worth); and (c) as of September 30, 2004, the Borrower was in violation of Section 6.27 (Minimum EBITDA) and the Borrower has advised the Lenders that as of December 31, 2004 it will not be in compliance with the foregoing three sections of the Credit Agreement as well as Section 6.12 (Funded Debt Ratio) and Section 6.13 (Fixed Charge Coverage Ratio) and will not be in compliance with Section 6.26 (Asset Coverage Ratio) until the Maximum Revolving Credit Amount is reduced to $24,000,000 (all of the foregoing, collectively, the “Known Defaults”).

C. The Borrower has asked the Lenders to forbear from exercising their rights and remedies under the Credit Agreement in order to give the Borrower time to either bring its financial performance back in compliance with the terms of the Credit Agreement or to refinance the amounts outstanding under the Credit Agreement in their entities.

D. The Lenders are willing, for a limited period of time and on the terms and conditions set forth herein, to forbear from exercising their rights and remedies under the Credit Agreement with respect to the Known Defaults.

E. The Lenders and the Borrower also wish to amend the terms of the Credit Agreement, all as more fully set forth herein.

F. The Borrower is entering into this Agreement with the understanding and agreement that, except as specifically provided herein, none of the Lenders’ rights or remedies as set forth in the Credit Agreement is being waived or modified by the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Incorporation of Recitals. Each of the above recitals is expressly incorporated herein and is represented by the Borrower to be true and correct.

2. Reaffirmation of Obligations. The Borrower hereby acknowledges that the Loan Documents and the Obligations constitute the valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, and the Borrower hereby reaffirms its obligations under the Loan Documents. The Lenders’ entry into this Agreement or any of the documents referenced herein, the Lenders’ negotiations with any party with respect to any Loan Document, the Lenders’ conduct of any analysis or investigation of any collateral for the Obligations or any Loan Document, the Lenders’ acceptance of any payment from the Borrower or any other party made to the Lenders prior to the date hereof, or any other action or failure to act on the part of the Lenders shall not constitute (a) except to the extent of the specific amendments contained in Section 6 hereof, a modification of any Loan Document, or (b) a waiver of any Default or Event of Default under the Loan Documents, including, without limitation, the Known Defaults, or a waiver of any term or provision of any Loan Document.

3. Agreement to Forbear: Termination of Agreement to Forbear.

(a) For the Forbearance Term (as defined below), the Lenders shall not take any action or commence any proceedings with respect to the enforcement of any of their rights or remedies under the Loan Documents as a result of the Known Defaults. The parties agree that neither the foregoing agreement by the Lenders nor the acceptance by the Lenders of any of the payments provided for in the Loan Documents, nor any payment prior to the date hereof shall, however, (a) excuse any party from any of its obligations under the Loan Documents, or (b) toll the running of any time periods applicable to any such rights and remedies, including, without limitation, any time periods within which the Borrower may cure defaults under the Loan Documents or otherwise. The Borrower agrees that it will not assert laches, waiver or any other defense to the enforcement of any of the Loan Documents based upon the foregoing agreement by the Lenders to forbear or the acceptance by the Lenders of any of the payments provided for in the Loan Documents or any payment prior to the date hereof. As used herein, “Forbearance Term” shall mean the period commencing upon the effectiveness of this Agreement and continuing until the earliest to occur of: (x) any Default or Event of Default under any of the Loan Documents (other than the Known Defaults or any Event of Default arising from a failure to comply with the provisions of Sections 6.14, 6.15 or 6.27 of the Credit Agreement which occurs during the Forbearance Term) or (y) March 31, 2005.

(b) The Borrower acknowledges and agrees that upon the termination of the Lenders’ agreement to forbear as provided in Section 3(a) hereof, the Lenders and the Administrative Agent shall be entitled to exercise any or all of its remedies under the Loan Documents, including, without limitation, the appointment of a receiver, the acceleration of the Obligations and the enforcement under the UCC of any liens in favor of the Lenders and the Administrative Agent, as a result of the Known Defaults, and at any time the Lenders and the Administrative Agent shall be entitled to exercise any or all of their respective remedies under the Loan Documents as a result of any other Default or Event of Default under the Loan Documents.

4. Termination of Commitments. Each of the parties hereto agrees that as of the Amendment and Forbearance Effective Date, the aggregate outstanding principal amount of all Swing Line Advances is $1,700,000, the aggregate outstanding principal amount of all Revolving Advances is $21,200,000 and the Aggregate Effective Amount under all outstanding Letters of Credit is $6,898,125. From and after the Amendment and Forbearance Effective Date, the entire $201,875 of unused Revolving Commitments shall be cancelled without further action by any party and the Commitments of the Lenders to make Swing Line Loans or Revolving Advances and to issue any Letters of Credit under the Credit Agreement shall be terminated. Accordingly, any prepayment or repayment of Swing Line Loans or Revolving Advances shall permanently reduce the Revolving Commitment by the amount of such prepayment or repayment. If any Letter of Credit shall expire or be cancelled prior to its expiry date, the Revolving Commitment shall be permanently reduced by the amount of such Letter of Credit.

5. Prepayment of Swing Line Loans and Revolving Advances; Default Rate.

(a) The Borrower shall on or prior to the Amendment and Forbearance Effective Date, prepay in full all outstanding Swing Line Loans in the amount of $1,700,000 and $4,300,000 of Revolving Advances. Upon such prepayment, the Maximum Revolving Credit Amount shall be reduced to $23,798,125 without further action by any party.

(b) All Obligations under the Credit Agreement shall continue to bear interest at the Default Rate until further notice.

6. Amendments to Credit Agreement.

(a) The following defined terms are hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical sequence:

“Amendment and Forbearance Agreement” means that certain Amendment and Forbearance Agreement dated as of December 29, 2004 among the Borrower, the Lenders and the Administrative Agent.

“Amendment and Forbearance Effective Date” means the date upon which all conditions precedent set forth in Section 7 of the Amendment and Forbearance Agreement shall have been satisfied.

(b) The following defined terms in Section 1.1 of the Credit Agreement are hereby amended in full to read as follows:

“Maximum Revolving Credit Amount” means the lesser of (a) $23,798,125 and (b) the Asset Borrowing Amount.

“Revolving Commitment” means, with respect to each relevant Lender, the commitment, if any, of such Lender to make Revolving Advances (expressed as the maximum aggregate amount of the Revolving Advances to be made by such Lender hereunder), as such commitment may be (a) reduced from time to time pursuant to Section 2.6 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.8. The amount of each relevant Lender’s

Revolving Commitment as of the Amendment and Forbearance Effective Date is set forth on Schedule 1.1. The aggregate amount of the Lenders’ Revolving Commitments as of the Amendment and Forbearance Effective Date is $23,798,125.

(c) Each of the parties hereto hereby agrees that, as of the Amendment and Forbearance Effective Date, the Revolving Commitment of each Lender is being reduced to the amount set forth on Annex I hereto. Each of the parties hereto agrees that new Revolving Notes are not being issued in connection with this Agreement and that the stated amount of each Revolving Note shall, as of the Amendment and Forbearance Effective Date, be due and payable to each Lender in the amount (or such lesser amount as shall be outstanding from time to time) of such Lender’s Revolving Commitment.

(d) Schedule 1.1 of the Credit Agreement is hereby amended to read in its entirety as set forth on Annex I hereto.

(e) The second paragraph of Section 2.1(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

Upon the Amendment and Forbearance Effective Date, all unutilized Revolving Commitments under the Credit Agreement will be terminated and from and after such date the Borrower shall have no further right to reborrow amounts repaid under the Revolving Commitment.

(f) There shall be added to Section 2.5 of the Credit Agreement a new subsection (k) reading in its entirety as follows:

(k) Notwithstanding anything to the contrary herein, from and after the Amendment and Forbearance Effective Date, no Letters of Credit shall be issued under this Section 2.5.

(g) There shall be added to Section 2.8 of the Credit Agreement a new subsection (f) reading in its entirety as follows:

(f) Notwithstanding anything to the contrary herein, from and after the Amendment and Forbearance Effective Date, no Swing Line Loans shall be made under this Section 2.8.

(h) Section 3.2 of the Credit Agreement is hereby amended to read in its entirety as follows:

3.2 [Intentionally Omitted.]

(i) Section 11.23 of the Credit Agreement is hereby amended to read in its entirety as follows:

11.23 Arbitration.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way the credit Agreement or any Loan Document and the negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination of any such agreements.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Note shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

(j) Section 6.9 of the Credit Agreement is hereby amended by replacing the period at the end thereof with a semicolon and adding a new subsection (f) reading in its entirety as follows:

“(f) Liens on cash or Cash Equivalents in an aggregate principal amount not to exceed $10,000,000 to secure the Borrower’s reimbursement obligation to the issuer of the letter of credit described in Section 6.10(e) and Liens on substantially all of the assets of the Borrower and its Subsidiaries to secure the Senior Subordinated Secured Convertible Note described in Section 6.10(f).”

(k) Section 6.10(e) of the Credit Agreement is hereby amended to read in its entirety as follows:

(e) reimbursement obligations under a letter of credit in the face amount of $10,000,000 issued by U.S. Bank National Association for the benefit of Amaranth LLC (“Amaranth”) or an Affiliate thereof;

(1) Section 6.10(f) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(f) Subordinated Obligations in such amount as may be approved in writing by the Requisite Lenders, including, without limitation, Indebtedness evidenced by that certain Senior Subordinated Secured Convertible Note dated on or about December 29, 2004 in the principal amount of $25,000,000 in favor of Amphora Limited that has been so approved by the Requisite Lenders;

7. Effectiveness of this Agreement. This Agreement shall not be effective unless on or before the date hereof, the Lenders have received the following, in form and content acceptable to the Administrative Agent and the Lenders.

(a) Agreement: Acknowledgement. This Agreement, including the attached Acknowledgement by Guarantors, each fully executed in a sufficient number of counterparts for distribution to all parties.

(b) Convertible Senior Notes. Evidence satisfactory to the Administrative Agent and the Lenders that the Borrower and Amaranth or an Affiliate thereof shall have executed all documentation in connection with the issuance of $25,000,000 of convertible senior notes on the terms contemplated by the Summary of Terms and Conditions dated November 30, 2004 and the initial funding thereunder shall have occurred.

(c) Senior Secured Credit Facility. Evidence satisfactory to the Administrative Agent and the Lenders that the Borrower and Fortress Credit Corp. (“Fortress”) shall have executed that certain proposal letter dated December 2, 2004 for senior debt financing in an aggregate principal amount of $38,000,000.

(d) Intercreditor Agreement. A duly executed subordination and intercreditor agreement among the Borrower, Amaranth or an Affiliate thereof, and the Administrative Agent, in form and content satisfactory to the Administrative Agent and the Lenders.

(e) Corporate Documentation. With respect to Borrower and the Subsidiaries, such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of each such Person, their qualification to engage in business in each material jurisdiction in which they are engaged in business or required to be so qualified, their authority to execute, deliver and perform this Agreement and each of the Loan Documents executed in connection herewith to which it is a Party (if any), the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, articles of organization and amendments thereto, operating agreements and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions or limited liability company resolutions or other applicable authorization document, incumbency certificates, Certificates of Responsible Officials, and the like.

(f) Prepayment. Payment of all amounts required to be paid pursuant to Section 5(a) of this Agreement.

(g) Fees and Expenses. Reimbursement of all fees and expenses of Mayer, Brown, Rowe & Maw LLP, special counsel to the Administrative Agent, and of Nigro, Karlin & Segal, certified public accountants retained by such counsel.

(h) Representations and Warranties. Evidence satisfactory to the Administrative Agent and the Lenders that except for the existence of the Known Defaults, the representations and warranties set forth herein and in the Credit Agreement must be true and correct.

(i) Other Required Documentation. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to the Administrative Agent and the Lenders.

8. Representations and Warranties. The Borrower represents and warrants as follows:

(a) Authority. The Borrower has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and under the Loan Documents (as amended and supplemented hereby) to which it is a party. The execution, delivery and performance by the Borrower of this Agreement have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.

(b) Enforceability. This Agreement has been duly executed and delivered by the Borrower. Each of this Agreement and each Loan Document (as amended and supplemented hereby) is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, and is in full force and effect.

(c) Representations and Warranties. The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

(d) Due Execution. The execution, delivery and performance of this Agreement are within the power of the Borrower, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on the Borrower.

(e) No Default. Other than the Known Defaults, no event has occurred and is continuing that constitutes an Event of Default.

(f) Counsel. The Borrower has read and understands this Agreement, has consulted with and been represented by legal counsel in connection herewith, and has been advised by its counsel of its rights and obligations hereunder and thereunder.

9. Release; Covenant Not to Sue.

(a) The Borrower hereby absolutely and unconditionally releases and forever discharges the Lenders and the Administrative Agent, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of the Borrower in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him might have materially affected his settlement with the debtor.”

The Borrower acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. The Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b) The Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by the Borrower pursuant to the above release. If the Borrower or any of its successors, assigns or other legal representations violates the foregoing covenant, the Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.

10. Counterparts. This Agreement may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telefacsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

11. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Agreement, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended and supplemented hereby.

(b) The Credit Agreement, as amended and supplemented hereby, and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders.

(c) The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, as modified and amended hereby, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

12. Estoppel. To induce the Lenders to enter into this Agreement, the Borrower hereby acknowledges and agrees that as of the date hereof, other than the Known Defaults there exists no Event of Default and no right of offset, defense, counterclaim or objection in favor of the Borrower as against the Lenders with respect to the Obligations.

13. Integration. This Agreement, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

14. Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Agreement and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15. Modification. This Agreement may not be amended, waived or modified in any manner without the written consent of the party against whom the amendment, waiver or modification is sought to be enforced.

16. Submission of Agreement. The submission of this Agreement to the parties or their agents or attorneys for review or signature does not constitute a commitment by the Lenders to forbear from the exercise of its rights and remedies under the Loan Documents, and this Agreement shall have no binding force or effect until all of the conditions to the effectiveness of this Agreement have been satisfied as set forth herein.

17. Costs and Expenses. In addition to the obligations of the Borrower under the Loan Documents, the Borrower agrees to pay all costs and expenses (including without limitation reasonable attorneys’ fees) expended or incurred by the Lenders and the Administrative Agent in connection with the negotiation, documentation and preparation of this Agreement and any other documents executed in connection herewith, and in carrying out the terms of this Agreement, whether incurred before or after the effective date hereof.

18. Choice of Law. The validity of this Agreement, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

MODTECH HOLDINGS, INC., a Delaware corporation

By:	/s/ Dennis L. Shogren
Name:	DENNIS L. SHOGREN
Title:	Sec. & CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ E. J. D. Pinder
Name:	E. J. D. PINDER
Title:	R.M.

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ Joel Steiner
Name:	JOEL STEINER
Title:	Vice President

COMERICA BANK-CALIFORNIA, as a Lender

By:	/s/ Clark Foster
Name:	CLARK FOSTER
Title:	Vice President

ACKNOWLEDGEMENT BY GUARANTORS

Dated as of December 29, 2004

Each of the undersigned, being a Guarantor (each a “Guarantor” and collectively, the “Guarantors”) under their respective Guaranties, each dated December 26, 2001 and made in favor of the Lenders (as amended, modified or supplemented, each a “Guaranty” and collectively, the “Guaranties”), hereby acknowledges and agrees to the foregoing Amendment and Forbearance Agreement (the “Agreement”) and confirms and agrees that its Guaranty is and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of the Agreement, each reference in such Guaranty to the Credit Agreement (as defined in the Agreement), “thereunder”, “thereof” or words of like import referring to the “Credit Agreement”, shall mean and be a reference to the Credit Agreement as amended and supplemented by the Agreement. Although the Lenders have informed Guarantors of the matters set forth above, and Guarantors have acknowledged the same, each Guarantor understands and agrees that the Lenders have no duty under the Credit Agreement, the Guaranties or any other agreement with either Guarantor to so notify any Guarantor or to seek such an acknowledgement, and nothing contained herein is intended to or shall create such a duty as to any advances or transaction hereafter.

Each Guarantor hereby agrees to submit to binding arbitration all claims, disputes and controversies between or among such Guarantor and the Lenders and the Administrative Agent (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Credit Agreement and any Loan Document and the negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination of any such agreements or (ii) any Guaranty. In furtherance thereof, the Guarantors agree that the procedures set forth in Section 11.23 of the Credit Agreement shall be followed, which procedures are incorporated herein by this reference.

COASTAL MODULAR BUILDINGS, INC. a Delaware corporation		INNOVATIVE MODULAR STRUCTURES, INC., a Florida corporation

By:	/s/ Dennis L. Shogren	By:	/s/ Dennis L. Shogren
Name:	DENNIS L. SHOGREN	Name:	DENNIS L. SHOGREN
Title:	Sec. & CFO	Title:	Sec. / Treasurer

TRAC MODULAR MANUFACTURING, INC., an Arizona corporation

By:	/s/ Dennis L. Shogren
Name:	DENNIS L. SHOGREN
Title:	Sec. / CFO Modtech Holding, Inc.

Annex I

Schedule 1.1

Lender Commitments and Pro Rata Shares

Lender	Amount of Revolving Commitment	Pro Rata Share
Wells Fargo Bank, N.A.	$8,924,297	37.5000%
Comerica Bank-California	$7,436,914	31.2500%
Union Bank of California, N.A.	$7,436,914	31.2500%
TOTAL	$23,798,125	100%